UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ROOT9B TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROOT9B TECHNOLOGIES INC.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

April 13, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of root9B Technologies Inc., to be held at 1:00 pm Eastern Daylight Time on May 28, 2015 at our offices located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

At this meeting, you will be asked to consider and vote, in person or by proxy, on the following matters:

1.	Election of twelve directors to the Board of Directors;

2.	Ratification of the appointment of Cherry Bekaert LLP as our independent auditors;

3.	Approval of a non-binding advisory resolution supporting the indicated compensation of our named executive officers;

4.	Transaction of such other business as may properly come before the meeting or any adjournment.

The official notice of meeting, proxy statement, and proxy card are included with this letter. The matters listed in the notice of meeting are described in detail in the accompanying proxy statement. We are also providing you with a copy of our annual report on Form 10-K for our fiscal year ended December 31, 2014.

Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

Very truly yours,

/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. CEO and Chairman of the Board of Directors

Dated: April 13, 2015

ROOT9B TECHNOLOGIES INC.

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Root9B Technologies Inc.:

We hereby notify you that the 2015 Annual Meeting of Stockholders of Root9B Technologies Inc., a Delaware corporation (“Root9B” or the “Company”), will be held on May 28, 2015 at 1:00 pm Eastern Daylight Time, at our offices, located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211. This meeting is being held for the following purposes:

1.	Election of twelve directors to the Board of Directors;

2.	Ratification of the appointment of Cherry Bekaert LLP as our independent auditors;

3.	Approval of a non-binding advisory resolution supporting the indicated compensation of our named executive officers;

4.	To Transaction of such other business as may properly come before the meeting or any adjournment.
The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on March 30, 2015 will be entitled to vote at the meeting and any adjournment (the “Record Date”). You may examine a list of the stockholders of record as of the close of business on March 31, 2015, for any purpose germane to the meeting during the ten-day period preceding the date of the meeting at our offices, located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

YOUR VOTE IS IMPORTANT

Please vote as soon as possible as instructed in the Notice of Internet Availability of Proxy Materials, to ensure that your vote is recorded, even if you plan to attend the Annual Meeting in person.  If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person.  The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail. You may also request a paper proxy card to submit your vote by mail, if you prefer.

By order of the Board of Directors

/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. CEO and Chairman of the Board of Directors

Dated: April 13, 2015

ROOT9B TECHNOLOGIES INC.

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors solicits your proxy for the 2015 Annual Meeting of Stockholders of root9B Technologies Inc., to be held at 1:00 Eastern Daylight Time on May 28, 2015, at our offices, located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, and at any postponements and adjournments thereof, for the purposes sets forth in the “Notice of Annual Meeting of Stockholders.”

It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders, and this proxy statement and the form of proxy relating to our 2015 Annual Meeting are first being made available to stockholders, on or about April 13, 2015.   We will bear the cost of the solicitation of proxies. The original solicitation of proxies by mail may be supplemented by personal interview, telephone, and facsimile by our directors, officers, and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and we may reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

Record Date and Stock Ownership.  Only stockholders of record at the close of business on March 30, 2015 will be entitled to vote at the Annual Meeting. The majority of the shares of common stock outstanding on the record date and shares of preferred stock must be present in person or by proxy to have a quorum.  We had 72,136,243 outstanding shares of common stock and 2,580,952 outstanding shares of preferred stock (convertible into an aggregate of 7,342,856 shares of common stock) as of the record date.

Submitting and Revoking Your Proxy.  If you complete and submit your proxy, the persons named as proxies will follow your instructions.  If you submit your proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

•	FOR the election of the director nominees as set forth in “Proposal 1: Election of Directors.”

•
FOR the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 as set forth in “Proposal 2: Ratification of Independent Registered Public Accounting Firm.”

•
FOR the non-binding resolution approving the indicated compensation of our named executive officers as set forth in “Proposal 3: Advisory Resolution Supporting the Compensation of our Named Executive Officers.”

In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.  We have not received notice of other matters that may be properly presented for voting at the annual meeting.

Your stockholder vote is important.  Please vote as soon as possible to ensure that your vote is recorded, even if you plan to attend the annual meeting in person.  If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person.  If voting in person at the meeting, please bring proof of identification.  The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.  For directions to the Operations Office call 800-521-8077.

If you are a registered holder, you may revoke your proxy at any time before the Annual Meeting by submitting a later-dated proxy, voting in person at the Annual Meeting, or by delivering instructions to our Corporate Secretary before the Annual Meeting.  If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Quorum Requirement.  The holders of at least one-third of the outstanding shares of stock entitled to vote shall constitute a quorum at the Annual Meeting of stockholders for the transaction of any business.

Votes Required to Adopt Proposals.  Each share of our common stock and each share of preferred stock (on an as-converted to common stock basis) outstanding on the Record Date voting as a group is entitled to one vote on each of the twelve director nominees and one vote on each other matter.  Directors receiving the plurality of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee).  The approval of (A) the ratification of the appointment of Cherry Bekaert LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and (B) the approval of the non-binding advisory resolution supporting the indicated compensation of our named executive officers, requires the affirmative vote of the majority of the shares of our common stock and preferred stock (on an as-converted to common stock basis) present or represented by proxy with respect to each such proposal voting as a group.

Shares of common stock and preferred stock not present at the Annual Meeting and shares voting “abstain” have no effect on the election of directors and the approval of the non-binding advisory resolution supporting the compensation of our named executive officers.  For the proposal approving ratifying the independent registered public accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed present or represented for determining whether stockholders have approved that proposal.  Please note, under changes to NYSE rule 452 effective January 1, 2010, that banks and brokers that have not received voting instructions from their clients CANNOT vote on their clients’ behalf on the proposal for election of the director nominees and approval of advisory resolution supporting the compensation of named executive officers.

Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how stockholders may access and review all of these proxy materials on the Internet, including how stockholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

Your Vote is Important
Please vote as promptly as possible
by signing, dating and returning the enclosed Proxy Card

PROPOSALS TO BE VOTED ON

PROPOSAL 1:  ELECTION OF DIRECTORS

Our nominees for the election of directors at the Annual Meeting include our company CEO and Chairman, the CEO of IPSA International our wholly owned subsidiary, and ten independent directors, as defined by the Nasdaq Marketplace Rules.  Stockholders elect all directors annually.  At the recommendation of the Nominating Committee, the Board of Directors (the “Board”) has selected the nominees to serve as directors for the one-year term beginning at the Annual Meeting on May 28, 2015, or until their successors, if any, are elected or appointed.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section.  If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy.  Alternatively, the Board may reduce the size of the Board.  We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board recommends that you vote your shares “FOR” each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Joseph J. Grano, Jr	67	Director, Chairman, CEO	2012
Isaac Blech	65	Director, Vice Chairman	2011
Kevin Carnahan	57	Director	2011
John Catsimatidis	66	Director	2012
Wesley Clark	71	Director	2012
Patrick M. Kolenik	63	Director	2011
Gregory C. Morris	54	Director	2008
Harvey Pitt	70	Director	2012
Anthony Sartor	72	Director	2014
Seymour Siegel	72	Director	2012
Cary W. Sucoff	63	Director	2011
Dan Wachtler	44	Director, CEO of subsidiary	2015

INFORMATION ABOUT THE NOMINEES

None of our directors or executive officers is related to any other director or executive officer. Our directors who holds any directorships in any other public company are identified under each individual below.  All directors, except Mr. Grano and Mr. Wachtler are independent directors as defined by the Nasdaq Marketplace Rules.

Stated below is the principal occupation of each nominee, the business experience of each nominee for at least the past five years, and certain other information relating to the nominees.

Joseph J. Grano, Jr.  Mr. Grano is the CEO of the Company and a director and Chairman of the Board of Directors of the Company.  Mr Grano was appointed the Company’s CEO on May 20, 2014.  Mr. Grano has been Chairman and Chief Executive Officer of Centurion Holdings since 2004, and was previously the Chairman and Chief Executive Officer of UBS Financial Services (formerly UBS PaineWebber). Mr. Grano is a former Chairman of the NASD Board of Governors; member of the NASD’s Executive Committee; and was appointed in 2002 by President George W. Bush to serve as Chairman of the Homeland Security Advisory Council. He began his Wall Street career with Merrill Lynch after serving in Vietnam as a member of the U. S. Special Forces (Green Berets). Mr. Grano holds Honorary Doctor of Law degrees from Pepperdine University and Babson College as well as Honorary Doctor of Humane Letters degrees from Queens College, City University of New York, and Central Connecticut State University. In addition he holds an Honorary Doctor of Business Administration degree from the University of New Haven.  Mr. Grano is on the board of directors for Medgenics Inc where he is chair of the nominating and governance committee and a member of the compensation committee.

Isaac Blech, Mr. Blech, Vice Chairman of the Company, has over the past three decades established some of the leading biotechnology companies in the world. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation, and Genetics Systems Corporation.  Collectively, these companies have produced major advances in a broad array of diseases including the diagnosis and treatment of cancer, chlamydia, sexual dysfunction, cystic fibrosis, and AIDS.  Celgene Corporation is one of the world’s leading cancer and hematology companies and has a current value in excess of $95 billion.  ICOS Corporation discovered the drug Cialis, and was acquired by Eli Lilly and Company for over $2 billion. Nova Pharmaceutical Corporation developed a new treatment for brain cancer, and after merging with Scios Corporation, was purchased for $2 billion by Johnson and Johnson. Pathogeneses Corporation created TOBI for cystic fibrosis, the first inhaled antibiotic approved by the Food and Drug Administration, and was acquired by Chiron Corp for $660 million.  Genetics Systems Corporation developed the first inexpensive and accurate test to diagnosis chlamydia, allowing tens of thousands of babies to be born to women who otherwise would have become sterile from pelvic inflammatory disease.  Genetics Systems was acquired for approximately 3% of Bristol Myers’s stock. Mr. Blech is currently a major stockholder and board member of Cerecor, Inc., Edge Therapeutics and Centrexion Corporation, all private companies. Mr. Blech is on the board of directors for ContraFect Corporation, SpendSmart Networks, Medgenics Inc., RestorGenex Corporation and root9B Technologies, all public companies.  Mr. Blech serves as the chair of the nominating committee for root9B Technologies, ContraFect, and RestorGenex, is on the compensation committee for ContraFect, Medgenics, SpendSmart and RestorGenex, and is on the nominating committee for Medgenics, as well as a member of the audit committee for RestorGenex.

Kevin Carnahan. Mr. Carnahan, a director of the Company, is a past senior managing partner at Accenture LLP where he led the systems integration business up until 2009.  During his time at Accenture LLP, Mr. Carnahan also led Client Service Delivery and Quality for Financial Services, including Management Consulting, Technology (Systems Integration and IT Outsourcing) and BPO.  Prior to that, he led several financial services teams in Europe.  Mr. Carnahan serves on the compensation committee for root9B Technologies as well as serves as a director on three non-profit organizations.

John Catsimatidis. Mr. Catsimatidis, a director of the Company, has been the Chairman and CEO of the Red Apple Group since 1986 and United Refining Company since 1987. Mr. Catsimatidis started out from the ground floor in the supermarket business. Since acquiring the Gristedes supermarkets in 1986, he has built Red Apple Group into an organization with diversified business holdings including oil refining and distribution, corporate jet leasing, convenience stores, the Hellenic Times newspaper and various real estate holdings. Mr. Catsimatidis founded and co-chairs the Brooklyn Tech Endowment Foundation, oversees the John Catsimatidis Scholarship Fund of the New York University Stern School of Business and sits on the Board of Trustees of the New School’s Milano School for Management and Urban Policy and the Executive Committee of the Columbia University Medical Center Board of Visitors.  Mr. Catsimatidis has also served with several public companies in the past: as Chairman and CEO for United Refining Energy Corp, as a director for U.S. Corrugated, Inc and currently is on the Board of Directors and is a member of the nominating committee of root9B Technologies.

Wesley Clark. General Clark, a director of the Company, serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm he founded in 2004, Co-Chairman of Growth Energy, senior fellow at UCLA's Burkle Center for International Relations, Chairman of Clean Terra, Inc., and Director of International Crisis Group. General Clark serves as a member of the Clinton Global Initiative's Energy & Climate Change Advisory Board, and ACORE's Advisory Board.  General Clark retired a four star general after serving 38 years in the United States Army. He served in a number of significant staff positions, including service as the Director of Strategic Plans and Policy (J-5) and in his last assignment as Supreme Allied Commander Europe.  His awards include the Presidential Medal of Freedom, Defense Distinguished Service Medal (five awards), Silver Star, Bronze Star, Purple Heart, honorary knighthoods from the British and Dutch governments, and numerous other awards from other governments, including the award of Commander of the Legion of Honor (France).  He graduated first in his class at West Point and completed degrees in Philosophy, Politics and Economics at Oxford University (B.A. and M.A.) as a Rhodes Scholar.  He currently serves on the boards of the following public companies and their respective committees: Amaya Gaming out of Canada AMG Advanced Metallurgical Group a Dutch based company (Selection Committee), Bankers Petroleum Ltd out of Canada (Compensation & Governance Committee), BNK Petroleum Inc. (Environmental Committee), Juhl Energy (Audit Committee), Petromanas Energy, Prysmian (Internal Control), Rentech, Inc, and root9B Technologies.

Patrick M. Kolenik. Mr. Kolenik, a director of the Company, has a forty year history working in positions involving all areas of securities trading and management with retail brokerage firms, equities and management of trading desk personnel and investment banking.  Mr. Kolenik is currently the President of Cyndel and Company, an advisory consulting company, and is a General Partner in Huntington Laurel Partners, a hedge fund, and over the past 5 years provides management consulting services independently.  Prior to this he held a variety of roles at Sherwood Securities where he progressed to Chairman and CEO.  Mr. Kolenik was also the President of WinCapital Corporation, a full service brokerage firm.  He has served as a board member for Sherwood Securities, Paradigm Medical, and WinCapital Corporation in the past and currently serves on the board for SpendSmart and root9B Technologies.  Mr. Kolenik is a member of the compensation committee for SpendSmart and root9B Technologies.

Gregory C. Morris. Mr. Morris, a director of the Company, has worked in positions involving finance, investments, benefits, risk management and human resources for more than 30 years. Since 2013 he has been the Vice President of Administration at Swisher Hygiene (a NASDAQ and Toronto Stock Exchange, company).  From 2011 to 2012 he was Vice President of Sales Human Resources for Snyder’s-Lance, Inc. (a NASDAQ listed company with revenues over $1.7 billion). Prior to this he held the positions of Vice President-Human Resource Operations and Senior Director-Benefits and Risk Management for Lance, Inc for 15 years prior to a merger with Snyders.  At Lance, Mr. Morris served as the Chairman of the Risk Management Committee, chaired the Business Continuity Plan Steering Committee, and was a member of the Corporate Mergers & Acquisitions team.   Prior to Lance, he held various positions with Belk Stores, Collins & Aikman and Laporte plc. Mr. Morris also serves as a board member for the Second Harvest Food Bank of Metrolina and currently serves on the audit committee for root9B Technologies and is the chair of the compensation committee.

Harvey Pitt. Mr. Pitt, a director of the Company, served as the 26th Chairman of the Securities and Exchange Commission (the “SEC”) from 2001 – 2003.  From 1975 – 1978 he was the SEC’s General Counsel.  For nearly a quarter of a century before rejoining the SEC, Mr. Pitt was in the private practice of law. Mr. Pitt received a J.D. degree from St. John’s University School of Law (1968), and his B.A. from the City University of New York (Brooklyn College) (1965). He was awarded an honorary doctorate in law by St. John’s University School of Law in June 2002.  Mr. Pitt served as an Adjunct Professor of Law at Georgetown University Law Center (1975-84), George Washington University Law School (1974-82) and the University of Pennsylvania School of Law (1983-84).  Mr. Pitt has been the CEO and Managing Director of Kalorama Partners since 2003. Mr. Pitt currently services on the audit committee for root9B Technologies and is a director for the Paulson International Hedge Funds serving on their audit committee.

Anthony Sartor. Dr. Sartor, a director of the Company, has since 2009 served as Chairman and CEO of Paulus, Sokolowski, and Sartor (PS&S), a consulting engineering firm based in New Jersey serving New York, New Jersey, Pennsylvania and Puerto Rico. Prior to PS&S, Dr. Sartor served as Senior VP of National Grid (formerly KeySpan) and from 2003 until 2009 was President of a subsidiary, National Grid Energy Services.   Dr. Sartor served as Commissioner over the Port Authority of New York and New Jersey from 1999 to 2014 where he served as Chairman of the WTC Site Redevelopment Committee and of the Committee for Capital Programs.  In addition to chairing these committees he also served on the Security, Governance and Ethics, and Labor committees.   Dr. Sartor also was appointed by the Governor of New Jersey as Commissioner, from 1992 – 1999, over the New Jersey Sports and Exposition Authority. Dr. Sartor has a Bachelor of Chemical Engineering from Manhattan College as well as a Masters in Engineering and a Doctorate in Philosophy, both from the University of Michigan.  Mr. Sartor also serves on the boards of John Cabot University – Rome and Turtle and Hughes, a privately owned company.

Seymour Siegel.  Mr. Siegel, a director of the Company, is a Certified Public Accountant, currently inactive, and is a trusted advisor to management and boards. He was, until July 1, 2014, a principal emeritus at Rothstein Kass (now KPMG), an international firm of accountants and consultants. Mr. Siegel was a founder of Siegel Rich & Co., CPA’s, which eventually merged with what is now known as WeiserMazars LLP. He was a senior partner there until selling his interest and co-founding a business advisory firm which later became a part of Rothstein Kass. He received his Bachelor of Business Administration from the Baruch School of The City College of New York. He has been a director and officer of numerous business, philanthropic and civic organizations. As a professional director, he has served on the boards of about a dozen public companies over the last 25 years. He is currently a director and chairman of the audit committees of Air Industries Group, Inc. and root9B Technologies, Inc. He formerly held similar positions at Hauppauge Digital,Inc., Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies,Inc., and  Emerging Vision, Inc., among others.

Cary W. Sucoff.  Mr. Sucoff, a director of the Company, has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Since January 2012 Mr. Sucoff has owned and operated Equity Source Partners, LLC an advisory and consulting firm. From February 2006 until December 2011, Mr. Sucoff owned and operated Equity Source Partners, LLC, a FINRA member firm which operated as a boutique investment bank. Mr. Sucoff currently serves on the following Boards of Directors: Contrafect Corp., SpendSmart Networks, Inc. and Root9B Technologies. In addition, Mr. Sucoff serves as a consultant to Multi Media Platforms, Inc. and RestorGenex Inc. Mr. Sucoff is the President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978. Mr. Sucoff serves on the compensation committee for root9B Technologies, the audit and compensation committee for SpendSmart and the audit committee for Contrafect Corp.

Dan Wachtler.  Mr. Wachtler, a director of the Company, is the CEO of IPSA, a subsidiary of the Company.  He is a 20-year industry veteran that has served in both sales and operational management roles at IPSA and its former parent company. Mr. Wachtler was named President and CEO in April 2005 and subsequently led and facilitated two capital restructuring initiatives within IPSA, including the management buy-out in 2005. Mr. Wachtler’s vision transitioned IPSA from being an armed protection and investigations service provider to an international investigative and risk advisory firm. His strategic aptitude has also successfully led to IPSA’s global expansion, adding offices in London, Dubai and Hong Kong in recent years.  Mr. Wachtler serves on the board of the BritishAmerican British organization.  Mr. Wachtler received a B.A. from the University of Arizona.

INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm.  The Audit Committee’s job is one of oversight.  Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing our financial statements. It is the Audit Committee’s responsibility to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee is currently comprised of Messrs Siegel, Pitt, and Morris.  Mr. Siegel is the acting Chair of the Audit Committee. All members are independent under NASDAQ standards. The Board has determined that Mr. Siegel meets the SEC’s qualifications to be an “audit committee financial expert,” including meeting the relevant definition of an “independent director.”  Under the rules promulgated by the SEC, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such person as a member of the Audit Committee and Board in the absence of such designation or identification.  The Board has determined that all members of the Audit Committee are financially literate and experienced in business matters and are capable of (1) understanding generally accepted accounting principles (“GAAP”) and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions.

The report of the Audit Committee for fiscal year 2014 can be found below under the heading “Proposal Two: Ratification of Appointment of Independent Auditors.”  The Audit Committee operates under a written charter adopted by the Board.  A copy of the charter is available on our website, www.root9btechnologies.com, under the “Investor Relations – Corporate Governance” tab.

Compensation Committee

The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing, amending, and granting stock options to our executive officers and key employees.

The Compensation Committee is currently comprised of Messrs Carnahan, Kolenik, Morris, and Sucoff.   Mr. Morris is the acting chair of the Compensation Committee. All members are independent.

The Compensation Committee operates under a formal charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.root9btechnologies.com, under the “Investor Relations – Corporate Governance” tab.

Nominating Committee

The Nominating Committee establishes procedures for the nomination process, makes recommendations to the Board regarding the size and composition of the Board, and nominates officers for election by the Board.  The Nominating Committee in 2014 was comprised of Messrs Blech and Catsimatidis.  Mr. Blech is the acting Chair of the Nominating Committee.

The Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes understanding of and experience in business, consulting and solution companies and finance experience.  The Nominating Committee reviews these factors, and others considered useful by the Nominating Committee, in the context of an assessment of the perceived needs of the Board at a particular point in time.  As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members.

Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or executive officers typically suggest candidates for nomination to the Board.  The Nominating Committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates.  A stockholder seeking to recommend a prospective nominee for the Nominating Committee’s consideration must do so by giving notice in writing to Chairman of the Nominating Committee, root9B Technologies Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211. Any such notice must, for any given annual meeting, be delivered to the Chairman not less than 120 days prior to the anniversary of the preceding year's annual meeting. The notice must state (1) the name and address of the stockholder making the recommendations, (2) the name, age, business address, and residential address of each person recommended, (3) the principal occupation or employment of each person recommended, (4) the class and number of shares of the Company’s Common Stock that are beneficially owned by each person recommended and by the recommending stockholder, (5) any other information concerning the persons recommended that must be disclosed in nominee and proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of our company if elected.

The Nominating Committee operates under a written charter, a copy of which is available on our website, www.root9btechnologies.com, under the “Investor Relations – Corporate Governance” tab.

Attendance at Board, Committee and Annual Stockholders’ Meetings.  The Board held four formal meetings, conducted two telephonic meetings and acted by unanimous written consent six times in 2014.  Committee meetings are held as needed and can be conducted via telephone.  The Audit Committee met four times, the Compensation Committee met four times and the Nominating Committee did not meet during 2014.  We expect each director to attend every meeting of the Board and the committees on which he serves.  The directors attended at least 75% of the meetings / calls of the Board and the committees on which they served in 2014 during the time in which they were appointed to the Board and the respective committees.  We encourage each of the directors to attend the Annual Meeting of stockholders.

Director Independence.  In accordance with the disclosure requirements of the SEC, and since the OTC Bulletin Board does not have its own rules for director independence, we have adopted the NASDAQ listing standards for independence.  Ten of our current directors Isaac Blech, Kevin Carnahan, John Catsimatidis, Wesley Clark, Patrick Kolenik, Gregory Morris, Harvey Pitt, Anthony Sartor, Seymour Siegel, and Cary Sucoff are non-employee directors and qualify as “independent” in accordance with the published listing requirements of NASDAQ.  Joseph J. Grano, Jr. does not qualify as independent due to the fact that Mr. Grano is our current Chief Executive Officer. Additionally, Mr. Grano was the Chairman of Ecological, LLC and participated in a transaction with root9B, relating to the acquisition of Ecological, LLC, which exceeded permissible amounts to retain such independence as set forth in NASDAQ Rule 5605(a)(2)(D).  Dan Wachtler does not qualify as independent due to the fact that Mr. Wachlter is the CEO of IPSA, a subsidiary of the Company. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever is greater.  The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Code of Ethics.  The Board is committed to legal and ethical conduct in fulfilling its responsibilities.  The Board expects all directors, as well as officers and employees, to act ethically at all times.  Additionally, the Board expects the Chief Executive Officer, the Chief Financial Officer, and all senior financial and accounting officials to adhere to the Company’s Code of Ethics.  The Code of Ethics is posted on our Internet website at www.root9btechnologies.com, under the “Investor Relations – Corporate Governance” tab.

Communications with the Board of Directors.  The Board recommends that stockholders initiate any communication with the Board in writing and send it to the attention of our Corporate Secretary by mail to: Board of Directors, Root9B Technologies Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211 or by e-mail to investor@root9btechnologies.com.  This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, our directors and executive officers and beneficial owners of more than 10% of any class of our equity securities are required to file certain reports, within specified time periods, indicating their holdings of and transactions in any class of equity securities and derivative securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of any such reports provided to us and written representations from such persons regarding the necessity to file any such reports, all filings were current as of our fiscal year ended December 31, 2014, except for two filings for Eric Hipkins which were to be filed for a transaction in November 2013 and a transaction in June 2014, both of which were filed in February 2015.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by and awarded to each independent director who served on our Board in 2014.

DIRECTOR COMPENSATION

Director	Fees Earned Or Paid In Cash (1) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)

Isaac Blech	29,000	-	11,081	-	-	-	40,081
Kevin Carnahan	30,000	-	11,081	-	-	-	41,081
Pat Kolenik	30,000	-	11,081	-	-	-	41,081
Greg Morris	43,500	-	11,081	-	-	-	54,581
Cary Sucoff	30,000	-	11,081	-	-	-	41,081
Wesley Clark	60,000	-	11,081	-	-	-	71,081
Seymour Siegel	40,000	-	11,081	-	-	-	51,081
Harvey Pitt	26,500	-	11,081	-	-	-	37,581
Joseph J. Grano Jr.(3)	3500	-		-	-	-	3,500
John Catsimatidis	17,000		11,081				28,081
Anthony Sartor (4)	3,500	-	52,330	-	-	-	55,830

(1)
Our standard compensation as established in mid-2013, each independent director receives a baseline of $3,500 for attendance at each regular and special meeting of the Board, and receives $1,500 for each committee meeting they attend.  In addition each director receives a retainer of $10,000 for the year and committee chairs receive an additional retainer as follows: audit - $10,000, compensation - $7,500, and nominating - $5,000.   Mr. Clark is compensated $5,000 per month of service for all meetings and committee service.

(2)
Our standard compensation established in mid-2013, consists of each independent director being granted options for 75,000 shares upon acceptance of a Board position each year.  Mr. Clark was granted options for 300,000 shares upon acceptance of a Board position of which 150,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  Mr. Catsimatidis was granted options for 300,000 shares upon acceptance of a Board position of which 150,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  Mr. Pitt was granted options for 250,000 shares upon acceptance of a Board position of which 100,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation" Using the Black –Scholes valuation method.  The assumptions used in calculating these amounts are based on a vesting period of five years and current risk free interest rates and volatility at grant date.

(3)	Joseph Grano Jr. was the non-executive Chairman until May 2014 when he assumed the CEO role and was compensated for board service until then.
(4)
Dr. Sartor joined the board in August 2014 and was awarded options for 200,000 shares upon acceptance of a Board position. 66,667 options had a strike price at market of $1.07 and vest over 3 years.  66,667 options had a strike price of $1.50 and vest over 3 years and the final 66,666 options had a strike price of $2.00 and vest over 3 years.

Each director is also entitled to reimbursement for such director’s reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.

EXECUTIVE TEAM CHANGES

On May 20, 2014, the Company appointed Joseph J. Grano, Jr. to serve as Chief Executive Officer of the Company. Mr. Grano also currently serves as the Chairman of the Company’s Board of Directors. Kent Anson, the Company’s former Chief Executive Officer, resigned effective October 31, 2014.

On May 20, 2014, the Company appointed Brian King to serve as Chief Operating Officer of the Company. Mark Elliott, the Company’s former Chief Operating Officer, was appointed to serve as the Chief Administrative Officer of the Company.

EMPLOYMENT CONTRACTS

The Company has entered into the following employment agreements with its executive officers:

On June 1, 2011, the Company entered into a three year employment agreement with Mark Elliott, past Chief Executive Officer and current Chief Administrative Officer, which was amended to extend the term through December 2015.  The employment agreement provide for a minimum $210,000 annual base salary unless adjusted by the Board.  Additional options and stock awards may be issued upon certain milestones and as determined by the Board of Directors.

On November 22 2013, the Company’s subsidiary, root9B LLC, entered into a two year employment agreement with Eric Hipkins. The employment agreement provides for a $200,000 annual base salary. Additional options and stock awards may be issued upon certain milestones and as determined by the Board of Directors.

On January 1, 2014 the Company entered into a one year employment agreement with Ken Smith, our Chief Financial Officer. The employment agreement provides for a $180,000 annual base salary. Mr. Smith also received an option to purchase an aggregate of 350,000 shares of common stock which will vest over a four year period.

On January 20, 2014, the Company entered into a one year employment agreement with Kent Anson, our then Chief Executive Officer. The employment agreement provided for a $275,000 annual base salary. Mr. Anson received a $100,000 signing bonus and was eligible for a minimum guaranteed bonus of $100,000 payable at the end of 2014.  Mr. Anson also received an option to purchase an aggregate of 800,000 shares of common stock which will vest over a three year period.   Additional options and stock awards may be issued upon certain milestones and as determined by the Board of Directors. On May 20, 2014, Mr. Anson resigned from his position as Chief Executive Officer and director of the Company and for employment with the Company in October 2014.

On May 20, 2014, the Company entered into an employment agreement with Joseph J. Grano, Jr., our Chief Executive Officer, which provides for a term of three years. Pursuant to the terms of the employment agreement, the Company has agreed to pay Mr. Grano a base salary of $500,000 annually. Mr. Grano shall also be eligible for a minimum guaranteed annual bonus of $500,000 and was issued an option to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock, which will vest one third immediately, one-third after one year and one-third after two years.

On February 9, 2015, the Company’s subsidiary, IPSA International Services Inc, entered into an employment agreement with Dan Wachtler for a term of three years. The employment agreement provides for a base salary of $450,000 annually. Mr. Wachtler shall also be eligible for annual bonus up to 67% his base salary and grants of equity as determined by the Board of Directors at their discretion.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board is charged with administering our executive compensation programs. The Compensation Committee evaluates the performance and, based on such evaluation, sets the compensation of our Board, Chief Executive Officer, President and other executive officers and administers our equity compensation plans.

Executive Compensation Policy

The objectives of our executive compensation programs are to:

•
Attract, retain and motivate key executive personnel who possess the skills and qualities to perform successfully in the business and technology consulting industries and achieve our objective of maximizing stockholder value;

•	Closely align the interests of our executives with those of our stockholders;

•	Provide a total compensation opportunity that is competitive with our market for executive talent; and

•
Align our executives’ compensation to our Company’s operating performance with performance-based compensation that will provide actual compensation above the market median when the Company delivers strong financial performance and below the market median when performance is not strong.

While we compete for talent with companies across all industries and sectors, we primarily focus on professional services companies in the energy and business consulting industries.  While we often compete for talent outside this market, these companies define our market for compensation purposes. The Compensation Committee reviews data from these companies, along with other data as it deems appropriate, to determine market compensation levels from time to time and also can seek advice from outside compensation consultants.

Compensation Components

The Compensation Committee primarily uses a combination of base salary, discretionary bonuses and long-term incentive programs to compensate our executive officers. Each element aligns the interests of our executive officers with the interests of our stockholders by focusing on both our short-term and long-term performance.

Base Salaries. We are committed to retaining talented executives capable of diverse responsibilities and, as a result, believe base salaries for executives should be maintained at rates at or slightly ahead of market rates. The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year as part of our budget determination process. Other than market adjustments that may be required from time to time, the Compensation Committee believes annual merit percentage increases for executives, if any, should generally not exceed, in any year, the average merit increase percentage earned by our non-executives.

Discretionary Annual Bonuses. The Compensation Committee has the authority to award discretionary annual cash or share bonuses to our executive officers based on individual and Company performance. We believe these bonuses are an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is expected to be paid to our executive officers based on individual and/or overall performance standards.

Long-Term Incentives. The Compensation Committee also believes that a portion of each executive’s annual total compensation should be a long-term incentive, both to align each executive with the interests of our stockholders and also to provide a retention incentive.  The Compensation Committee approved our 2008 Stock Incentive Plan in May 2008 and received stockholder approval in 2009 (the “Plan”).   As of December 31, 2014, 4,250,000 stock options have been granted to senior management and executives under the Plan.  The Outstanding Equity Awards at Fiscal Year End Table below details the stock options granted to executives under the Plan since 2008.

The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the years ended December 31, 2014 and 2013.

Joseph J. Grano, Jr., Kent Anson, Mark Elliott, Brian King, and Eric Hipkins are referred to in this proxy statement as our “Named Executive Officers”.  Joseph J. Grano, Jr., our Chief Executive Officer as of May 20, 2014, Kent Anson, our Chief Executive Officer from January 20, 2014 through May 20, 2014, and Ken Smith, our Chief Financial Officer as of January 1, 2014, had no compensation in 2013.  As none of our Named Executive Officers received any stock awards, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the fiscal years ended December 31, 2014 and 2013, we have omitted those columns from the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (3)	Bonus($)	Option Awards (1)	Other Compensation (2)	Total Compensation
Joseph Grano Jr (4) Chief Executive Officer)	2014	$288,140	270,835	361,038		$787,013
	2013	-	-	-	-	-
Brian King (5) Chief Operating Officer	2014	221,317		56,999		$278,316
	2013	143,750				$143,750
Mark S. Elliott (6) Chief Administrative Officer	2014	212,935			4,030	$216,965
	2013	215,750	48,000		3,582	$267,332
Kent Anson (7)	2014	262,760	200,000	161,563	20,986	$645,309
	2013	-	-	-	-	-
Eric Hipkins (8) CEO Cyber division	2014	225,441		48,457	1,198	$275,096
	2013	25,000	55,000			$80,000

1)	Represents stock options granted to these executives.

2)	The amount under “Other Compensation” represents a car allowance or allocations. For Mr. Anson these are reimbursable moving expenses.

3)	Variances from base salary include compensation per Company policy for payouts of vacation time not used in prior years that is ineligible to rollover year to year.

4)	On May 20, 2014, the Company appointed Mr. Grano as CEO. Prior to this Mr. Grano was the non-executive Chair of the Board. The bonus has been accrued in 2014 and will be paid in 2015.
5)	On May 20, 2014, the Company appointed Mr. King as COO. Prior to this Mr. King was the Senior Executive Vice President Strategy.

6)	Mr. Elliott was the CEO of the Company until January 20, 2014 when he assumed the COO role and on May 20, 2014 assumed the CAO role. The 2013 bonus was awarded in 2012 and paid during 2013.

7)
Mr. Anson was hired as the CEO on January 20, 2014, he resigned effective 10/31/14.  The bonus is under his employment agreement of which $100,000 was paid upon commencement of his employment and $100,000 has been accrued in 2014 and will be paid in 2015.

8)
On November 22, 2013, the Company acquired root9B as the Company’s cyber division, of which Mr. Hipkins was the principal owner and CEO.  Compensation for 2013 represents approximately 6 weeks of compensation and a signing bonus.

DESCRIPTION OF BENEFIT PLANS

2008 Stock Incentive Plan

The following table provides information about the number of outstanding equity awards held by our senior management team including our named executive officers at December 31, 2014.  As of December 31, 2014, options to purchase 4,250,000 shares of our common stock by our executives were outstanding.

Outstanding Equity Awards at Fiscal Year-End

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested as of 12/31/14 ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Joseph J Grano Jr	75,000 250,000 2,000,000			0.59 0.62 0.61	07/01/18 03/01/19 05/12/24	1,333,333	2,066,666
Brian King	150,000 100,000			0.58 0.66	01/01/24 04/01/24	100,000	155,00
Mark Elliott	300,000 75,000 200,000			1.00 1.00 0.75	3/31/17 12/01/20 05/16/18
Ken Smith	350,000			0.58	01/01/24	175,000	271,250
Eric Hipkins	200,000			0.70	06/04/24	133,333	206,666
Graeme Booth	100,000 150,000 100,000 200,000			1.00 1.10 1.00 1.00	03/31/17 06/01/21 12/31/20 06/01/20

LIMITS ON LIABILITY AND INDEMNIFICATION

We provide Directors and Officers insurance for our current directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provides that the Company will indemnify its officers and directors to the fullest extent permitted by law.  We believe that this indemnification covers at least negligence on the part of the indemnified parties.  Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 10, 2015, with respect to the beneficial ownership of our outstanding common and preferred stock by (i) each person known to own beneficially more than 5% of our each class of securities; (ii) each of our named executive officers and our directors; and (iii) all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes below, we believe the persons and entities named in the table have sole voting or investment power with respect to all shares owned.  Additionally, unless otherwise indicated, the address of each person is care of root9B Technologies Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

Name	Number of Shares of Common Stock Beneficially Owned	% of Class (1)	Number of Shares of Series C Preferred Stock Beneficially Owned	% of Class	Number of Shares of Series B Preferred Stock Beneficially Owned	% of Class
Joseph J. Grano Jr. (2)	7,368,833	9.7%
Ken Smith (3)	450,000	0.6%
Brian King (4)	1,070,466	1.5%
Mark Elliott (5)	1,226,016	1.7%
Dan Wachtler (6)	5,999,020	8.3%
Graeme Booth (7)	650,000	0.9%
Eric Hipkins (8)	1,998,215	2.8%
Gregory C Morris (9)	225,000	0.3%
John Catsimatidis (10)	845,839	1.2%
Seymour Siegel (11)	240,518	0.3%
Wesley Clark (12)	375,000	0.5%
Harvey Pitt (13)	350,000	0.5%
Patrick Kolenik (14)	925,595	1.3%
Cary Sucoff (15)	996,440	1.4%
Kevin Carnahan (16)	456,093	0.6%
Anthony Sartor (17)	225,000	0.3%
Isaac Blech (18)	1,409,231	1.9%
Miriam Blech (19)	9,544,319	11.8%	1,428,571	60%
River Charitable Remainder Unitrust f/b/o Isaac Blech (20)	6,362,878	8.2%	952,381	40%
Philip Kolenik (21)	316,890	0.4%			160,000	80.0%
Richard Baumer (21)	77,094	0.1%			40,000	20.0%
Ithan Creek Master Investors LP (22)	6,748,771	9.4%
All directors and named officers as a group (2) thru (18)(20)	31,174,144	36.5%	952,381	40%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock they have the right to acquire within 60 days of April 1, 2015. When computing beneficial ownership percentages, shares of common stock that may be acquired within 60 days are considered outstanding for that holder only, not for any other holder. The number and percentage of shares beneficially owned are based on 72,136,243 shares of common stock issued and outstanding as of April, 1, 2015.

(2)
Includes 500,000 shares received in the acquisition of Ecological, LLC by the Company and 457,220 received in the acquisition of IPSA International by the Company.  The shares are registered in the name of Centurion Holdings, LLC, of which Mr. Grano is a controlling member. Also includes 1,300,000 shares of common stock issuable upon exercise of stock options issued to Joseph Grano, Jr, Chairman of the Board of Directors of the Company.  The 1,300,000 options are held in the name of Centurion Holdings LLC, of which Mr. Grano is a controlling member. Also includes 75,000 options issued for annual Board or Director service in July 2013 and 250,000 options issued for Board or Director service in March 2014 and 2,000,000 options issued when named the CEO in May 2014.  Also includes 2,681,613 shares received in the acquisition of Ecological, LLC by the Company which are registered in the name of “Joseph C. Grano and Robert H. Silver, Trustees of The Grano Children’s Trust dtd. December 13, 2012, and beneficially owned per a swap agreement in the Trust.

(3) Represents 450,000 shares of common stock issuable upon exercise of stock options issued January 2014 upon his becoming the Chief Financial Officer of the Company, and in March 2015.

(4)
Includes 620,466 of common stock received pursuant to the Company’s acquisition of Ecological, LLC in December 2012 by Mr. King, the CEO of Ecological Partners, LLC.  Also includes 250,000 shares issuable upon exercise of options granted in January 2014, April 2014, and March 2015.

(5)	Includes 575,000 shares issuable upon exercise of stock options held by Mark Elliott. The options were granted in May 2008, December 2010 and March 2012.
(6)	Includes 5,999,020 shares received in the acquisition of IPSA International Inc by the Company of which Mr. Wachtler was the CEO and Chairman.
(7)	Includes 650,000 shares issuable upon exercise of stock options by Graeme Booth, granted in June 2010, December 2010, June 2011, March 2012, and March 2015.
(8)
Includes 1,698,215 shares received in the acquisition of root9B, LLC by the Company of which Mr. Hipkins was the CEO, and 300,000 shares issuable upon exercise of stock options granted in June 2014 and March 2015.

(9)
Includes 50,000 shares issuable upon exercise of warrants held by Greg Morris, granted in June 2011. Also includes 175,000 shares issuable upon exercise of stock options granted in July 2012, July 2013, and July 2014.

(10)
Represents 300,000 shares of common stock issuable upon exercise of stock options issued July 18, 2012 upon his becoming a member of the Board of Directors.  Also includes 75,000 shares of common stock issuable upon exercise of stock options issued July 2014 for annual board service.  Also includes 387,505 shares of common stock from conversion of Series D Preferred Stock and issued dividends on the Series D Preferred Stock in 2013 and 2014, which are owned by United Acquisition Corp which Mr. Catsimatidis controls and owns.  Also includes 83,334 of common stock issuable upon exercise of warrants associated with the Series D Preferred Stock.

(11)
Represents 225,000 shares of common stock issuable upon exercise of stock options. 25,000 shares were granted on March  2012 for past board service with GreenHouse, an additional 50,000 were granted on July 1, 2012 upon his being named to the Board of Directors for the Company, and 75,000 were granted in July 2013 and July 2014 for Board service.

(12)
Represents 300,000 shares of common stock issuable upon exercise of stock options issued August 14, 2012 upon his becoming a new member of the Board of Directors, and 75,000 shares of common stock issuable upon exercise of options issued for Board service in July 2014.

(13)
Represents 250,000 shares of common stock issuable upon exercise of warrants issued March 21, 2012 upon his becoming a member of the Board of Directors, and 100,000 shares of common stock issuable upon exercise of options issued for Board service in July 2014 and March 2015.

(14)
Includes 540,000 shares issuable upon exercise of warrants. The warrants were granted in April 2010, March 2011, June 2011 and March 2012 and expire in 5 years from issue. Also includes 200,000 shares of common stock issuable upon exercise of stock options for Board service granted in July 2012, July 2013, July 2014, and March 2015.

(15)
Includes 706,440 shares issuable upon exercise of warrants. The warrants were granted in April, June, and December of 2010 and March 2011 and June 2011, and March 2012 and expire in 5 years from issue. Also includes 200,000 shares of common stock issuable upon exercise of stock options for Board service granted in July 2012, July 2013, July 2014, and March 2015.

(16)
Includes 100,000 shares issuable upon exercise of warrants held by Kevin Carnahan granted in September 2011 and 225,000 shares of common stock issuable upon exercise of stock options granted in July 2012, July 2013, July 2014, and March 2015. Also includes 107,759 shares of common stock from conversion of Series D Preferred Stock and issued dividends on the Series D Preferred Stock in 2013 and 2014, which are owned by the Carnahan Trust.  Also includes 23,334 shares of common stock issuable upon exercise of warrants associated with the Series D Preferred Stock.

(17)	Includes 200,000 shares issuable upon exercise of stock options granted in August 2014 upon his becoming a member of the Board of Directors, and 25,000 options for board service issued in March 2015.
(18)
Represents 784,231 shares of common stock, 175,000 shares of common stock issuable upon exercise of stock options for Board service granted in July 2012, July 2013, and July 2014.  Also includes 50,000 shares of stock issuable upon exercise of warrants granted June 2011 and 400,000 shares of stock issuable upon exercise of warrants granted May 2012 upon Mr. Blech accepting the position of Vice Chairman of the Board of Directors, both held directly in the name of Isaac Blech.

(19)
Represents (a) 1,428,571 shares of Series C Preferred Stock convertible into 4,285,714 shares of common stock, (b) 4,285,714 shares of common stock issuable upon the exercise of warrants and (c) 972,891 shares of Common Stock issued as dividends on the Series C Preferred Stock. Does not include 952,381 shares of Series C Preferred Stock convertible into 2,857,143 shares of common stock and 2,857,142 shares of common issuable upon the exercise of warrants beneficially owned by River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech is the sole trustee. Miriam Blech is Isaac Blech’s wife and a beneficiary under the Trust. Mrs. Blech disclaims beneficial ownership of the shares held by the Trust, except to the extent of any pecuniary interest therein. Mr. Blech disclaims beneficial interest in the shares held by Mrs. Blech.

(20)
Represents (a) 952,381 shares of Series C Preferred Stock convertible into 2,857,142 shares of common stock, (b) 2,857,142 shares of common stock issuable upon the exercise of warrants and (c) 648,594 shares of common stock issued as dividends on the Series C Preferred Stock.  Does not include 1,428,571 shares of Series C Preferred Stock convertible into 4,285,713 shares of common stock and 4,285,714 shares of common issuable upon the exercise of warrants beneficially owned by Miriam Blech. The sole trustee of the Trust is Isaac Blech, who has sole voting and dispositive power of the Trust. The beneficiaries of the Trust are Miriam and Isaac Blech. Mr. Blech disclaims beneficial ownership of the shares held by Mrs. Blech, except to the extent of the any pecuniary interest therein.

(21)
Represents shares of common stock underlying Series B Preferred Stock convertible on a one-to-one basis, common shares issued as dividends on the Preferred Stock and shares of common stock issuable upon exercise of warrants collectively.

(22)
Consists of 6,478,771 shares of common stock, also 6,203,408 shares of common stock underlying warrants which are not included in the total. The provisions of the warrant issued to the listed stockholder restricts the exercise of such warrant to the extent that after giving effect to such exercise the holder of the warrant would beneficially own in excess of 9.9% of the number of shares of common stock outstanding immediately after giving effect to such exercise (the “Ownership Cap”). Therefore, the listed stockholder could be deemed to beneficially own such number of shares of common stock underlying the warrants as would result in total beneficial ownership by such listed stockholder up to the Ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews any related party transaction, as that term is defined in Item 404 of Regulation S-K, in which we or any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, is, was or is proposed to be a participant.  Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our board of directors.

Except for the transaction described below, or otherwise set forth in this proxy statement, none of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2014, or in any currently proposed transaction, which would qualify as a related party transaction, as that term is defined in Item 404 of Regulation S-K

On February 9, 2015 we acquired IPSA International Inc. (“IPSA”). Mr. Grano, our Chief Executive Officer and Chairman of the Board, at the time of the acquisition served on the Board of Directors of IPSA.  In addition Centurion Holdings of which Mr. Grano is a majority owner, was an approximate 5% stockholder of IPSA.  As such Mr. Grano is deemed a related party for purpose of Item 404 of Regulation S-K.  In consideration for the acquisition of IPSA, we paid approximately $15.8 million in cash and shares of our common stock to the stockholders of IPSA. Centurion received approximately $722,000 of such consideration.  Mr. Grano recused himself from all matters and voting processes related to the transaction.

Mr. Wachtler, was the CEO and Chairman at the time of the IPSA acquisition and is now our CEO of our IPSA subsidiary as well as a Director of the Company, and as such Mr. Wachtler is deemed a related party for purpose of Item 404 of Regulation S-K. Mr. Wachtler received approximately $9,478,000 of the consideration for the acquisition of IPSA.

Centurion Holdings, of which Mr. Grano is a majority owner, has a sublease agreement for a portion of its office in New York with IPSA.  The lease is at market rates and constitutes IPSA’s New York Office.  The lease expires Aug 2018.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT AUDITORS

Cherry Bekaert LLP (CB) was selected by the audit committee as our independent accountant in January 2012, responsible for auditing our financial statements.  CB is the second largest public accounting firm in the south and is in the top 30 nationally.  CB has a significant presence in Charlotte, our operations base, and has strong practice experience not only as it relates to financial audit and reporting but with M&A and strategic planning.  By selecting CB as our auditors we are positioned with a firm that has the expertise and capability to support us through our growth.

During the two most recent fiscal years and through the date of dismissal, we had no disagreements, whether or not resolved, with CB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to CB’s satisfaction, would have caused CB to make reference to the subject matter of the disagreement in connection with its report. There were no events otherwise reportable under Item 304(a)(1)(iv) of Regulation S-K.

During our two most recent fiscal years, we did not consult CB regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

Our Board of Directors recommends that you vote your shares FOR ratification of selection of Cherry Bekaert LLPas our independent auditors for the 2015 fiscal year.

We do not anticipate that representatives of Cherry Bekaert LLP will attend the Annual Meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and our company, including the matters in the written disclosures provided to us by the independent auditors, as required by the Public Company Accounting Oversight Board (United States), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Fees and All Other Fees

Fees for the annual audit services provided by CB totaled approximately $131,500 in fiscal year 2014 and approximately $123,000 in fiscal year 2013.   During fiscal year 2014 and 2013 we incurred other audit-related fees and tax fees of $36,000 and $36,000 respectively related to work performed by CB. In addition we incurred other audit related fees of CB in relation to the IPSA acquisition which totaled approximately $220,000 during 2014 and up to the closing of the acquisition on Feb 9, 2015.

Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services.

Consistent with the Sarbanes-Oxley Act and the SEC regulations promulgated there under, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be performed by our independent auditors.

Respectfully submitted March 30, 2015, by the members of the Audit Committee.

Gregory Morris, Harvey Pitt, Seymour Siegel

PROPOSAL 3: APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its stockholders to vote, on an advisory basis, on the compensation of its named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers. For purposes of this Proxy Statement, the following Company executives are referred to collectively as the “Named Executive Officers”: Joseph J. Grano, Jr., Kent Anson, Mark Elliott, Brian King, and Eric Hipkins.  We are required to hold a vote regarding the frequency of future non-binding advisory votes relating to future named executive officer compensation once every six years. At our 2014 Annual Meeting of Stockholders, our Stockholders voted to hold an annual non-binding advisory vote relating to the frequency of future non-binding advisory votes on resolutions approving future named executive officers compensation. As such, we are now soliciting your non-binding advisory vote for the compensation of our Named Executive Officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2014 compensation of the Named Executive Officers.

The Company is asking the stockholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Named Executive Officers of root9B Technologies Inc., as disclosed in the “Executive Compensation”, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for  the Company’s 2015 Annual Meeting of Stockholders.

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s stockholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider stockholder concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

The Board of Directors unanimously recommends a vote “FOR” supporting the compensation plan for our executive officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, as well as compensation awarded pursuant to the Company’s equity incentive plans. The Compensation Committee is currently comprised of Messrs Carnahan, Kolenik, Morris, and Sucoff.   Mr. Morris is the acting chair of the Compensation Committee. All members are independent.

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC relating to interlocks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The Compensation Committee
Gregory C. Morris, Chairman
Kevin Carnahan
Patrick Kolenik
Cary Sucoff

The foregoing Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

OTHER MATTERS

The Board of Directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of our Company at any time since the beginning of our fiscal year as of December 31, 2014 and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon other than the approval of compensation.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for the next annual meeting must be delivered to the chairman not less than 120 days prior to the anniversary of the 2015 annual meeting, namely January 31, 2016. Proposals received after such time will be considered untimely. In addition, the acceptance of such proposals is subject to the Securities and Exchange Commission guidelines.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By order of the Board of Directors
/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. CEO and Chairman of the Board of Directors

Dated: April 13, 2015

ROOT9B TECHNOLOGIES, INC.
2015 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints each of Mark S. Elliott and Ken Smith as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned to vote all shares of common stock, par value $.001 per share, of Root9B Technologies, Inc., that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on 1:00 p.m. Eastern Daylight Time on May 28, 2015, at the company's offices at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, and at any adjournment, on the matters described in the accompanying proxy statement and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as checked on the reverse side on the matters listed on the reverse side, and otherwise may vote in their discretion.

This proxy granted by this proxy card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR proposals 1, 2 and 3. With respect to any other matters that properly come before the annual meeting, the proxies may vote at their discretion. The Board currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable to serve, this proxy will be voted for any other person or persons, if any, that the Board designates.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Continued and to be signed on reverse side

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 28, 2015.
The proxy statement and our 2014 Annual Report to Shareholders are available at:
http://www.viewproxy.com/root9b/2015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3

1. Election of the following director nominees to serve for the following year and until their successors are elected:

Nominees are:

(01) Isaac Blech	(04) Wesley Clark	(07) Gregory Morris	(10) Seymour Siegel
(02) Kevin Carnahan	(05) Joseph Grano	(08) Harvey Pitt	(11) Cary Sucoff
(03) John Catsimatidis	(06) Patrick Kolenik	(09) Anthony Sartor	(12) Dan Wachtler

☐ FOR all nominees ☐ WITHHELD from all nominees ☐ FOR, except vote withheld from the following nominees: ______________________

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Please sign, date and return promptly in the enclosed envelope.

Date ______________________

Signature ______________________

Signature ______________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or telephone.

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.